Exhibit 32

CERTIFICATION

Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, in his capacity as an officer of SRI/Surgical Express, Inc. (SRI Surgical), that, to his knowledge, the Quarterly Report of SRI on Form 10-Q for the quarter ended March 31, 2005, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operation of SRI Surgical.

Date: May 11, 2005	By:	/s/ Christopher A. Carlton
Christopher A. Carlton
Chief Executive Officer

Date: May 11, 2005	By:	/s/ Gregory B. Reeves
Gregory B. Reeves *
Vice President of Finance and Controller

*	Mr. Reeves is acting as the Company’s principal financial officer until the Company engages a new Chief Financial Officer to replace its former CFO, who resigned earlier this year.